Alight Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 10.10

Privileged & Confidential

[                         ], 2018

[Name]

[Title]

[Address]

Re:    Severance Letter Agreement

Dear [    ],

Alight Solutions LLC (the “Company”) has determined that appropriate steps should be taken to reinforce and encourage the attention and dedication of the Company’s key employees, including you, to the Company, and recognizes the importance of your work to the success of the Company. Accordingly, to encourage your dedication to the Company, the Company has determined to provide you with severance protections pursuant to the terms of this letter agreement.

1.    Effectiveness. This letter agreement will become effective upon its execution by each of the parties.

2.    Payments Upon a Qualifying Termination. In the event your employment is terminated by the Company without Cause (and not due to your death or Disability) or by you for Good Reason (each, a “Qualifying Termination”), in each case, prior to a Sale of the Company or more than two years following a Sale of the Company, the Company shall pay you the amounts set forth below, subject to your compliance with the terms of this letter agreement (including the release requirement set forth in Section 5 herein).

(a)    An amount equal to [two (2) times] your annual base salary (as in effect immediately prior to the date of your termination with the Company (such date, the “Termination Date”)), (or immediately prior to any reduction if such Qualifying Termination is a result of a reduction in base salary), payable in substantially equal installments in accordance with the Company’s normal payroll policies commencing on the Termination Date, and continuing for [twenty-four][twelve] ([24][12]) consecutive months thereafter.

(b)    For the period commencing on the Termination Date and ending on the earlier of (i) one (1) year following the Termination Date and (ii) the date on which you become eligible to participate in and receive medical, dental, and life benefits under a plan or arrangement sponsored by another employer having benefits substantially equivalent to the benefits provided pursuant to this subsection, the Company shall continue your medical, dental, and life insurance coverage, under the Company-sponsored plans or otherwise, upon the same terms and otherwise to the same extent as such coverage shall have been in effect immediately prior to the Termination Date, and you and the Company shall share the costs of the continuation of such medical, dental, and life insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date (the “Continued Welfare Benefits”); provided that the Company’s share of the cost of the continuation of coverage under any self-insured medical reimbursement plan that is subject to Section 105(h) of the Code shall be included in your taxable income from the Company. The Continued Welfare Benefits shall be in satisfaction of the Company’s obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, to the extent applicable. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the Continued Welfare Benefits without potentially violating applicable law (including, without limitation, Section 2716 of the U.S. Public Health Service Act), the Company shall, in lieu of the Continued Welfare Benefits, provide you with a taxable cash payment equal to one-hundred percent (100%) of the portion of the applicable monthly premium the Company would pay for the Continued Welfare Benefits as in effect at such time, for each calendar month (including partial months) remaining until the earlier of (i) the first anniversary of the Termination Date and (ii) the date on which you become eligible to participate in and receive such benefits under a plan or arrangement sponsored by another employee.

Alight Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(c)    For the period commencing on the date following the date the Release is executed and no longer subject to revocation, and continuing for twelve (12) months, you will have access to Company provided outplacement services.

3.    Payments and Benefits Upon Termination following a Sale of the Company. In the event you experience a Qualifying Termination during the two (2) year period following a Sale of the Company, in addition to the severance pay and benefits described above, you shall be entitled to an amount equal to your average annual cash incentive bonus over the two most recent full completed fiscal years ending after May 1, 2017 and immediately preceding the fiscal year in which the Termination Date occurs (provided however, that (x) if you were not employed by the Company during each of the two full completed fiscal years immediately preceding the fiscal year in which the Termination Date occurs, the amount shall be determined based on your average annualized cash incentive bonus received in respect of the fiscal years in which you were actually employed; and (y) if you have not received an annual cash incentive bonus for a full completed fiscal year ending after May 1, 2017, at any time prior to the Termination Date due to having been a new hire or having become employed by the Company on May 1, 2017, the amount shall be determined by reference to your target annual cash incentive opportunity), payable in substantially equal installments in accordance with the Company’s normal payroll policies commencing on the Termination Date, and continuing for twelve (12) consecutive months thereafter.

4.    Existing Severance Arrangement. To the extent you are otherwise entitled to cash severance payments or severance benefits (other than retention bonuses) upon termination or notice of termination pursuant to any other agreement, plan or arrangement with, or maintained by the Company, in connection with a termination of your employment (including, without limitation, the Alight Solutions LLC Severance Plan, Hewitt Associates LLC Severance Plan, Hewitt Associates LLC Interim Change in Control Plan, and Hewitt Associates LLC Interim Executive Committee Change in Control Plan) (any such agreement, plan or arrangement, an “Existing Severance Arrangement”), in the event of a Qualifying Termination you shall only be entitled to the Severance Payment and the Continued Welfare Benefits hereunder in lieu of any other severance payments or severance benefits under such Existing Severance Arrangements. For the avoidance of doubt, and notwithstanding anything to the contrary in any Existing Severance Arrangement, the Company shall only be obligated to provide you 30 days’ written notice of a termination of your employment without Cause (and not due to your death or Disability) (and may provide you with pay in lieu of notice), and may terminate your employment for Cause without notice. For the avoidance of doubt, this Agreement has no effect on your Memorandum Regarding Project Tempo Retention Incentive, or any other retention agreement.

Alight Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

5.    Release and Section 409A.

(a)    Notwithstanding any provision in this letter agreement to the contrary, you hereby agree that the Company’s obligation to provide the payments set forth in Section 2 herein (such payments, the “Severance Payments”) shall be conditioned upon your execution and (non-revocation) of, and compliance with, the Company’s standard release of claims, as modified in the Company’s sole discretion to preserve the enforceability of such agreement under applicable local law (the “Release”), within fifty-two (52) days of your Termination Date and your continued compliance with any other existing non-competition, non-solicitation of clients and employees, and confidentiality agreements between you and the Company. Any Severance Payments payable under this letter agreement shall not be paid until the first scheduled payment date following the date the Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which you would otherwise have been entitled during the period following the Termination Date if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which you would otherwise have been entitled during the period following the Termination Date if such deferral had not been required; provided further that a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”, and if you are deemed a “specified employee” within the meaning of Section 409A on the Termination Date, then any Severance Payments payable to you under this letter agreement during the first six months and one day following the Termination Date that constitute nonqualified deferred compensation within the meaning of Section 409A shall not be paid until the date that is six (6) months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which you would otherwise have been entitled to during the period following the Termination Date if such deferral had not been required.

(b)    For purposes of Section 409A, your right to receive installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments.

(c)    Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this letter agreement comply with the meaning of Section 409A and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted in a manner consistent therewith.

Alight Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

6.    Remedies. If you violate any restrictive covenant set forth in any written agreement between you and the Company or its affiliates, then, in addition to any other remedies the Company is entitled to seek for your breach of contract, (i) the Company shall have no further obligation to pay any portion of the Severance Payments, and all such future Severance Payments shall be forfeited; and (ii) you shall promptly return to the Company the after-tax value of any such Severance Payment that you previously received from the Company.

7.    Confidentiality. You hereby agree that you will keep the terms of this letter agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the terms of this letter agreement confidential).

8.    Withholding. The Company may withhold from all payments due to you under this letter agreement all taxes which, by applicable federal, state, local, or other law, the Company is required to withhold therefrom.

9.    Assignment

(a)    This letter agreement is personal to you and, without the prior written consent of the Company, will not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this letter agreement will be void. Notwithstanding the foregoing sentence, this letter agreement and all of your rights hereunder will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this letter agreement, the term “Company” will mean the Company as defined herein and any Successor and any permitted assignee to which this letter agreement is assigned.

10.    Amendment/Waiver. No provisions of this letter agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

11.    Entire Agreement. This letter agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. None of the parties will be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

Alight Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

12.    Governing Law; Venue. The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of Illinois, without giving effect to its conflicts of law. Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this letter agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction, in which case each party consents to the jurisdiction of the United States District Court for the District of Delaware),

13.    Definitions. For purposes of this letter agreement, the following definitions will apply:

(a)    “Cause” shall mean (i) performing an act of dishonesty, fraud, theft, embezzlement, or misappropriation involving your employment with or service to the Company, or any of its subsidiaries or affiliates, or breach of the duty of loyalty to the Company or any of its subsidiaries or affiliates; (ii) performing an act of race, sex, national origin, religion, disability, or age based discrimination, which after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company, its subsidiaries or affiliates and/or you; (iii) your material violation of Company, or any of its subsidiaries’ or affiliates’ policies and procedures including, but not limited to, the Code of Conduct; (iv) your material noncompliance with the terms of this letter agreement, or of any agreement with the Company, or any of its affiliates or subsidiaries containing covenants regarding non-competition, non-solicitation, non-disparagement and/or non-disclosure obligations; or (v) performing any criminal act resulting in a criminal felony charge being brought against you or your criminal conviction (other than conviction of a minor traffic violation).

(b)    “Disability” shall mean “disability” pursuant to the standards set forth in, or in circumstances where you qualify for receipt of benefits under, the long-term disability plan of the Company.

(c)    “Good Reason” shall mean (i) a material reduction in your base salary or target annual bonus or (ii) a material demotion in your duties, authorities or titles, in either case without your written consent; provided that such reduction shall not constitute “Good Reason,” unless you notify the Company within thirty (30) days following the initial occurrence of such event, and the Company fails to reverse such reduction within thirty (30) days of the Company’s receipt of such notice. In order to invoke a termination for “Good Reason,” you must terminate your employment, if at all within ninety (90) days following the initial occurrence of the “Good Reason” event.

(d)    “LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Tempo Holding Company, LLC, dated as of May 1, 2017, as may be amended from time to time.

(e)    “Sale of the Company” shall have the same meaning as set forth in the LLC Agreement.

Alight Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

14.    Counterparts. This letter agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

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Alight Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have executed this letter agreement effective as of the day and year first written above.

By:
Name:
Title:

Accepted and Agreed:

Alight Solutions LLC

By:         ______________________________

Name:    ______________________________